EXHIBIT 5.1

WOHLFORTH | BRECHT | CARTLEDGE | BROOKING
A PROFESSIONAL CORPORATION

Julius J. Brecht		TELEPHONE
Cheryl Rawls Brooking	ATTORNEYS AT LAW	907.276.6401
Cynthia L. Cartledge
Michael Gatti	900 WEST 5TH AVENUE, SUITE 600	FACSIMILE
Mary B. Pinkel		907.276.5093
Eric E. Wohlforth	ANCHORAGE, ALASKA 99501-2048
		WEBSITE
		WWW.AKATTY.COM

May 8, 2013

Ronald A. Duncan, President

General Communication, Inc.

2550 Denali Street, Suite 1000

Anchorage, Alaska 99503

Re:                             Opinion As To Legality of Shares To Be Issued Pursuant To General Communication, Inc.’s GCI 401(k) Plan; Our File No. 0618.0645

Dear Mr. Duncan:

The firm of Wohlforth, Brecht, Cartledge & Brooking, A Professional Corporation, has acted as special securities legal counsel to General Communication, Inc., an Alaska corporation (“Company”) in connection with 5,000,000 shares of Class A common stock of the Company (“Shares”) to be allocated and issued in conjunction with the Company’s GCI 401(k) Plan (“Plan”).

For purposes of this opinion letter, we have relied upon the following representations of the Company (“Facts”):

•                                          The Plan was adopted by the board of directors of the Company (“Board”) by resolution at its December 17, 1986 meeting called and conducted in accordance with its then current Articles of Incorporation, most recently amended and restated as of August 24, 2007 and its then current Bylaws, most recently revised as of April 19, 2012, 2009 (“Articles” and “Bylaws,” respectively), and the Plan was approved by the Company’s then sole shareholder, Western Tele Communications, Inc., by resolution at the Company’s shareholder meeting held on December 17, 1986

•                                          The Company received a determination from the Internal Revenue Service (“IRS”) of a qualified employee stock purchase plan for the Plan and comments from the U.S. Department of Labor on the federal Employee Retirement Income Security Act, dated March 8, 1988

•                                          The Plan was later amended by the Board on June 4, 1992 to comply with changes to the federal Rule 16b-3

•                                          The Company received a determination from the IRS on a Prototype Non-Standardized Profit Sharing Plan with CODA issued to Prudential Insurance Co. of America, dated March 31, 2008

•                                          The Company received a determination from the IRS on a Volume Submitter Profit Sharing Plan with CODA issued to Fidelity Management and Research Co., dated March 31, 2008

•                                          On March 24, 1993, the Board approved an increased allocation of stock to the Plan in the amount of 700,000 shares of Class A common stock and 100,000 shares of Class B common stock

•                                          On October 20, 1994 to comply with the Internal Revenue Code of 1986, as amended (“Code”), and the Plan was amended by the Board to allow participating eligible employees to choose to invest in securities other than the common stock of the Company

•                                          On February 9, 1995, the Board approved an increased allocation of stock to the Plan in the amount of 800,000 shares of Class A common stock

•                                          On September 1, 1995, the Plan was amended by the Board to comply with provisions of the Code, primarily related to investment responsibility and the relationship between the Plan Committee and the Trustee

•                                          On June 25, 1998, the Board approved amendments to the Plan dealing with hardship withdrawals and rollover contributions

•                                          On October 30, 1998, the Board approved an increased allocation of stock to the Plan in the amount of 2,000,000 shares of Class A and 400,000 shares of Class B common stock

•                                          On May 10, 2000, the Board approved an increased allocation of stock to the Plan in the amount of 2,500,000 shares of Class A common stock

•                                          On April 25, 2003, the Board approved an increased allocation of stock to the Plan in the amount of 4,000,000 shares of Class A common stock

•                                          On December 18, 2007, the Board approved a restatement of the plan

•                                          On April 25, 2008, the Board approved an increased allocation of stock to the Plan in the amount of 2,800,000 shares of Class A common stock

•                                          On February 8, 2010, the Board approved an increased allocation of stock to the Plan in the amount of 3,000,000 shares of Class A common stock

•                                          On April 26, 2013, the Board approved an increased allocation of stock to the Plan in the amount of the Shares

•                                          The Articles provide that the Company is organized for the purposes of transacting any and all lawful business for which corporations may be incorporated under the Alaska Corporations Code, that the Company has the power to issue and sell any stock and further expressly provides for the issuance of Class A common stock and Class B common stock, and that the capital stock of the Company is non-assessable and when issued is issued as fully paid

•                                          The material provisions of the Articles and Bylaws pertaining to the issuance of Class A common stock in effect as of the date of this letter were those in effect as of April 26, 2013

•                                          The Plan provides for the acquisition of Class A and Class B common stock of the Company by the Plan on behalf of qualified employees, and there are shares available for issuance by the Company under the Plan and pursuant to the Articles

•                                          The Company was incorporated as an Alaska corporation and received a Certificate of Incorporation dated July 16, 1979 from the Alaska Department of Commerce and Economic Development (later renamed the Alaska Department of Commerce, Community and Economic Development)

•                                          The Company is in compliance with respect to the reporting and corporation tax requirements of the Alaska Corporations Code to which the Company is subject

In connection with this opinion letter, we have received copies of the Articles and Bylaws, Certificate of Incorporation, as restated, the above referenced resolutions, and the Plan (“Documents”).

We have examined such statutes, public and corporate records, and considered such questions of law and conducted such other inquiries as we have deemed reasonably necessary or desirable as a basis for the opinion expressed in this letter.  However, we have not conducted independent inquiry into, or verification of, the truthfulness of representations made to us verbally or in writing by representatives of the Company.

Our opinion, as set forth in this letter, is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws on creditor’s rights generally, and is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

Our opinion on the law governing the matters in this letter is limited to the law of the State of Alaska and federal law.  We express no opinion as to the enforceability of the Documents in any courts other than those of the State of Alaska and federal courts.  We have assumed that the Documents and other documents included as exhibits to them are legal, valid and binding obligations of the parties to the Documents other than the Company.

Our opinion is rendered as of the date of this letter.

Based upon the foregoing Facts and assuming due compliance with applicable federal and state securities laws by the Company, we are of the opinion that (1) the Shares, when issued through the Plan, represent newly created and legally issued, fully paid, and non-assessable shares of Class A common stock in the Company and (2) each holder of a Share when so issued is entitled to the benefits of a shareholder pro rata based upon ownership of outstanding shares of that class of common stock of the Company or the combined classes of stock as required under the Articles.

This letter must not be quoted or referred to in the Company’s financial statements or provided to persons other than the officers and directors of the Company without prior consultation with us or our prior written consent.  This firm is aware of the Company’s intent to, and consents to the use of, this letter as an exhibit in an amendment to Form S-8 registration with the Securities and Exchange Commission pertaining to the Shares to be allocated to the Plan.

Sincerely,

WOHLFORTH, BRECHT,
CARTLEDGE & BROOKING

/s/
Julius J. Brecht